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Exhibit 99.1

THE STANLEY WORKS CAPITAL TRUST I.

OFFER FOR ALL OUTSTANDING

5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities
(Liquidation Amount $1,000 per Preferred Security)

IN EXCHANGE FOR

5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities
(Liquidation Amount $1,000 per Preferred Security)

WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

                        , 2006

To our Clients:

        Enclosed for your consideration is a prospectus, dated                        , 2006 (the "Prospectus"), relating to the exchange offers (the "Exchange Offers") of The Stanley Works Capital Trust I. (the "Trust") and The Stanley Works (the "Company") to exchange up to $450,000,000 aggregate liquidation amount of the Trust's 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities which have been registered under the Securities Act of 1933, as amended, (individually a "Exchange Preferred Security" and collectively, the "Exchange Preferred Securities"), for a like liquidation amount of the Trust's issued and outstanding 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities (individually a "Restricted Preferred Security" and collectively, the "Restricted Preferred Securities") from the registered holders thereof, upon the terms and subject to the conditions described in the Prospectus. We refer to the Restricted Preferred Securities and the Exchange Preferred Securities collectively as the "Preferred Securities" The Exchange Offers are being made in order to satisfy certain obligations of the Trust contained in the Registration Rights Agreements, dated as of November, 2005, by and among the Trust, the Company and the initial purchaser referred to therein.

        This material is being forwarded to you as the beneficial owner of the Restricted Preferred Securities held by us for your account but not registered in your name. A tender of such Restricted Preferred Securities may only be made by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the Restricted Preferred Securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus. You may only tender your Restricted Preferred Securities by book-entry transfer of the Restricted Preferred Securities into the exchange agent's account at The Depository Trust Company.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Restricted Preferred Securities on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2006 (the "Expiration Date") unless the Exchange Offer is extended by the Company and the Trust. Any Restricted Preferred Securities tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        Your attention is directed to the following:

  1.
  The Exchange Offer is for any and all of the Restricted Preferred Securities.

  2.
  The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer—Conditions to the Exchange Offer."

  3.
  Holders will not be obligated to pay any transfer taxes in connection with the tender of Restricted Preferred Securities in the Exchange Offer unless they instruct the Trust to register Exchange Preferred Securities in the name of, or request that Restricted Preferred Securities not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, holders will be responsible for the payment of any applicable transfer tax.

  4.
  The Exchange Offer expires at 5:00 p.m., New York City time, on                        , 2006 unless the Exchange Offer is extended by the Company and the Trust.

        If you wish to have us tender your Restricted Preferred Securities, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFERS

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by the Company and the Trust with respect to the Restricted Preferred Securities.

        This will instruct you to tender the Restricted Preferred Securities held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus.

        Please tender the Restricted Preferred Securities held by you for my account as indicated below:

☐	Please tender the Restricted Preferred Securities held by you for my account as indicated below:
AGGREGATE LIQUIDATION AMOUNT OF RESTRICTED PREFERRED SECURITIES
5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities: $
☐	Please do not tender any Restricted Preferred Securities held by you for my account.
Dated: , 2006
Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

        None of the Restricted Preferred Securities held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Restricted Preferred Securities held by us for your account.

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INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFERS